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                                                                    EXHIBIT 99.2

EXHIBIT 99.2   PRO FORMA FINANCIAL INFORMATION

On June 30, 1998, INTERLINQ Software Corporation completed the acquisition of Logical Software Solutions Corporation. Under the terms of the acquisition, substantially all of the assets and business of LSSC were acquired for $3,600,000 in cash and 233,334 unregistered shares of common stock of the Company, valued at approximately $1,400,000. The stock is subject to vesting over six years (with certain accelerated vesting provisions). The Company incurred direct acquisition costs of approximately $400,000 related to this transaction. The acquisition was accounted for using the purchase method of accounting.

The following Unaudited Pro Forma Condensed Consolidated Statement of Operations ("Pro Forma Statement of Operations") for the year ended June 30, 1998, gives effect to the acquisition of LSSC as if it had occurred on July 1, 1997. The Pro Forma Statement of Operations is based on historical results of operations of INTERLINQ and LSSC for the year ended June 30, 1998. LSSC's fiscal year ended on December 31, 1997, and as such the information presented has been conformed to the June 30, 1998, fiscal year end of the Company. The Pro Forma Statement of Operations and the accompanying notes ("Pro Forma Financial Information") should be read in conjunction with and are qualified by the historical financial statements and notes thereto of INTERLINQ.

The Pro Forma Financial Information is intended for information purposes only and is not necessarily indicative of the combined results that would have occurred had the acquisition taken place on July 1, 1997, nor is it necessarily indicative of results that may occur in the future.


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                                                                    EXHIBIT 99.2

                         INTERLINQ SOFTWARE CORPORATION
              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1998


                                                                                    PRO FORMA
                                        INTERLINQ                LSSC              ADJUSTMENTS               PRO FORMA
                                      -------------         -------------         -------------            -------------
Total net revenues                    $  18,346,393         $   1,131,224         $          --            $  19,477,617
Total cost of revenues                    5,082,557               941,665                (1,532)(a)            6,022,690
                                      -------------         -------------         -------------            -------------
   Gross margin                          13,263,836               189,559                 1,532               13,454,927

Operating expenses:
   Product development                    1,608,840               103,085                    --                1,711,925
   Sales and marketing                    5,674,475               212,815                    --                5,887,290
   General and
     administrative                       3,754,222               375,098               251,168 (b)            4,380,488
   Purchase of in-process R&D             3,615,304                    --            (3,615,304)(c)                   --
                                      -------------         -------------         -------------            -------------
      Total operating
        expenses                         14,652,841               690,998            (3,364,136)              11,979,703
                                      -------------         -------------         -------------            -------------
      Operating income
        (loss)                           (1,389,005)             (501,439)            3,365,668                1,475,224

Net interest and other
  income (expense)                          744,865                  (903)                   --                  743,962
                                      -------------         -------------         -------------            -------------
   Income (loss) before
     income taxes                          (644,140)             (502,342)            3,365,668                2,219,186
   Income tax expense                       906,653                    --               (85,554)(d)              821,099
                                      -------------         -------------         -------------            -------------
      Net income (loss)               $  (1,550,793)        $    (502,342)        $   3,451,222            $   1,398,087
                                      =============         =============         =============            =============


Net income (loss) per share -
  basic                               $        (.30)                                                       $         .26
Net income (loss) per share -
  diluted                             $        (.30)                                                       $         .25

Shares used to calculate
  basic net income (loss) per
  share                                   5,213,000                                                            5,446,000(e)
Shares used to calculate
  diluted net income (loss) per
  share                                   5,213,000                                                            5,609,000(e)


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                                                                    EXHIBIT 99.2

                         INTERLINQ SOFTWARE CORPORATION
       NOTES TO THE UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

(a) The pro forma adjustment represents $231,325 of amortization of capitalized software acquired, less $232,857 of amortization included in the historical financial statements of LSSC. Total capitalized software acquired was $777,110 which has an estimated useful life of four years.

(b) The pro forma adjustment represents an addition to expenses of $281,168 for the amortization of goodwill, offset by a decrease of $30,000 for transaction related costs incurred by LSSC.

(c) The pro forma adjustment represents the purchase of in-process R&D. This item has been excluded from the pro forma results of operations as it is not expected to have a continuing impact on INTERLINQ's results of operations. Purchase of in-process R&D represents a one-time charge incurred by the Company upon acquisition of LSSC. The Company believes that the technology obtained in this acquisition requires significant enhancements so that it may be successfully integrated with the existing MortgageWare products and so that it may successfully compete in the Enterprise Application Integration market, and has no future alternative uses. As such, $3,615,304 of the purchase price was recorded as in-process R&D and expensed on the date of acquisition.

(d) The pro forma adjustment reflects the tax benefit of losses incurred by LSSC during the period presented.

(e) Pro forma basic and diluted net income per share is computed by dividing the pro forma net income by the pro forma weighted average number of common shares outstanding and the weighted average common and common equivalent shares outstanding, respectively.

        The following table reconciles shares used to compute historical basic and diluted net loss per share to shares used to compute pro forma basic and diluted net income per share (rounded):


       Shares used to compute historical
       basic and diluted net loss per share          5,213,000

       Impact of shares issued in acquisition -
         assumed outstanding from July 1, 1997         233,000

       Shares used to compute pro forma basic    -------------
         net income per share                        5,446,000


       Impact of INTERLINQ common equivalent
         shares outstanding                            163,000

       Shares used to compute pro forma          -------------
       diluted net income per share                  5,609,000



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